Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
September 15, 2008
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION NAMES
MICHAEL P. MCMASTERS AS EXECUTIVE VP AND COO AND
BETH W. COOPER AS SENIOR VP AND CFO

Dover, Delaware – John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation (NYSE: CPK), announced that the Board of Directors appointed Michael P. McMasters to the position of Executive Vice President and Chief Operating Officer, effective today, at their meeting last week. McMasters has been the Company’s Chief Financial Officer since 1997 and Senior Vice President since 2004.

In addition, Mr. Schimkaitis announced that Beth W. Cooper, Chesapeake’s Vice President, Treasurer and Corporate Secretary, will succeed Mr. McMasters as Senior Vice President and Chief Financial Officer. Ms. Cooper has been Chesapeake’s Vice President and Corporate Secretary since 2005 and Corporate Treasurer since 2003.

“We are extremely fortunate to be able to promote such highly talented individuals from within the Company,” said Mr. Schimkaitis. “Not only does this ensure that Chesapeake’s long-standing, well-respected reputation will continue to thrive and grow well into the future, it also ensures continuity in the pursuit of the Company’s successful growth strategy for our customers, shareholders, employees and the community. I’m proud to see Mike and Beth continue that legacy.”

Mr. McMasters will be responsible for the direct oversight of day-to-day operations for all of the Company’s varied business units, while continuing to focus on operational excellence throughout all Company operations. In addition, he will work closely with Mr. Schimkaitis, the Board of Directors and the senior management team to shape the Company’s strategic business direction.   “Mike is a strategic thinker who has consistently developed and implemented innovative solutions that have benefitted the Company.  He possesses a wealth of utility experience and a strong mix of strategy, finance and operating skills,” continued Mr. Schimkaitis.  “Mike and I have worked together for over 23 years now, and I’m looking forward to working even more closely with him to help Chesapeake build upon its utility foundation, while exploring new opportunities and profitable endeavors.”

In her new position, Ms. Cooper will oversee Chesapeake’s financial, corporate governance and communications areas.  “She is a natural choice to assist Mike in further positioning the Company for long-term growth and profitability,” added Mr. Schimkaitis. “Beth already has responsibility for the Company’s investor relations, risk management, treasury management, financing, communications and corporate governance areas. We’re expecting a very smooth transition as she assumes responsibility for the other financial departments.”

Mr. McMasters joined Chesapeake Utilities Corporation in 1980 as a Staff Accountant, and has held many positions on the financial side of the organization since that time.  He has previously served as Vice President, Treasurer, Director of Accounting and Rates and Controller. He also held the position of Vice President of Eastern Shore Natural Gas Company, the Company’s natural gas transmission subsidiary.  He spent two years of his career at Equitable Gas Company, serving as Director of Operations Planning. Overall, he has twenty-seven years of experience in the utilities industry. Mr. McMasters graduated with a Bachelor of Science Degree in Accounting from Salisbury University. Mr. McMasters resides in Wyoming, DE with his wife, Lisa, and daughter.

Ms. Cooper joined the Company in 1990 and has served as Assistant Vice President, Assistant Treasurer, Assistant Secretary, Director of Internal Audit, Director of Strategic Planning, Planning Consultant, Accounting Manager for Non-regulated Operations and Treasury Analyst for Chesapeake. Prior to joining the Company, Ms. Cooper was an auditor for Ernst & Young’s Entrepreneurial Services Group. She has eighteen years of experience in the utilities industry. Ms. Cooper graduated with a Bachelor of Science Degree in Accounting from Salisbury University, and earned her MBA from the University of Delaware; she is also a Certified Public Accountant. Ms. Cooper resides in Wyoming, DE with her husband, Danny, and two children.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane distribution and wholesale marketing, advanced information services and other related businesses.  Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com.

For more information, contact:
John R. Schimkaitis
President and Chief Executive Officer
302.734.6799